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[LOGO OF
 AGL RESOURCES]
                                                                    Exhibit 99.1



                                  For Immediate Release

Contacts
Financial Community                  Media
Melanie M. Platt                     Millicent Hunter
Vice President Investor Relations    Senior Media Relations Specialist
and Corporate Secretary              (404) 584-3780
(404) 584-3420

Joseph P. Heffron
Manager, Investor Relations
(404) 584-3427

  AGL RESOURCES INC. EXPECTS TO EXCEED THIRD QUARTER AND FISCAL YEAR EARNINGS
                        ESTIMATES FOR BOTH 2000 AND 2001

ATLANTA, GEORGIA, June 29, 2000 -- AGL Resources Inc. (NYSE: ATG) expects to exceed the consensus earnings estimates by analysts for the third quarter and fiscal year 2000 as well as for fiscal year 2001. First Call reports analysts' consensus estimates for AGL Resources third quarter (ending June 30, 2000) at 21 cents per share, current fiscal year estimate at $1.12 and fiscal year 2001 at $1.20.

The improved earnings outlook is driven primarily by aggressive cost management, system modernization and growth in the company's customer base. The anticipated strong earnings performance in the third quarter would be the third consecutive quarter in which the company exceeded analyst expectations.

Expectations by the company to exceed analysts' current estimated earnings-per-share for the full fiscal year 2000 are based upon continued improvements in its core businesses and are exclusive of the gain the company will record as a result of the US Propane/Heritage Propane transaction announced on June 15, 2000.

The company also currently anticipates a continuation of strong per-share earnings growth, exclusive of nonrecurring events, for its fiscal year ending September 30, 2001 compared with fiscal year ending September 30, 2000.

AGL Resources is scheduled to report third quarter earnings on July 27, 2000.
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AGL Resources Inc. is a regional energy holding company with regulated distribution and energy marketing and energy services operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, provides delivery service to more than 1.5 million customers in Georgia and Chattanooga, Tennessee. AGL Resources' also is engaged through subsidiaries and partnerships in other energy-related businesses, including retail energy marketing, customer care services for energy marketers, and wholesale and retail propane sales. AGL Resources also expects to close by December 31, 2000, its acquisition of Virginia Natural Gas, which serves 230,000 customers and operates gas pipelines in the Hampton Roads region of Virginia.

The company's home page address on the Internet is www.aglresources.com.

This press release contains forward-looking statements. AGL Resources wishes to caution readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond AGL Resources' ability to control or estimate precisely. Those factors include, but are not limited to, the following: changes in the price and demand for natural gas; the impact of changes in state and federal legislation and regulation on the company and the natural gas industry; the effects of competition, particularly in markets where prices and providers historically have been regulated; financial market conditions; and other risks described in our documents on file with the Securities and Exchange Commission.


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